Exhibit 10.14

AdHarmonics, Inc.

100 Quannapowitt Parkway, Suite 205

Wakefield, MA 01880

August 27, 2010

Seth Birnbaum

Re:	Offer of Employment by AdHarmonics, Inc.

Dear Seth,

I am very pleased to confirm my offer to you of employment with AdHarmonics, Inc. (the “Company”). You will report to the Board of Directors in the position of Chief Executive Officer, an exempt position. I look forward to your acceptance of this offer and would like you to begin with us on August 27, 2010. A summary of the terms of this offer and the benefits currently provided by the Company are as follows:

1. Duties. Your duties to the Company shall be the typical duties of a Chief Executive Officer in a start-up company, to be further defined once you join the Company, and such other duties as may be determined by the Board from time to time.

2. Salary. Your salary will be $4,795.00 per semi-monthly pay period, which equates to $115,080.00 per year.

3. Bonuses. You will be paid a sign-on bonus (at the time of your first regular paycheck) equal to $6,250.00. This bonus will be subject to recapture should you voluntarily leave the Company prior to November 30, 2010. In addition, you will receive $18,750 in additional bonuses (payable in three equal installments on December 15, 2010, March 15, 2011 and June 15, 2011) based on continued full-time employment.

4. Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees. You will be entitled to three weeks, which is equal to 15 working days, of vacation during the calendar year. The amount of vacation time available to you during your first year is determined by proration based on the number of full months of employment completed by you during the year. You will be entitled to two weeks, which is equal to ten working days, of sick time during the calendar year. The amount of sick time available to you during your first year is determined by proration based on the number of full months of employment completed by you during the year. You will be entitled to ten holidays, including nine designated days (New Year’s Day, President’s Day, Stock Market Spring Holiday, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, and Christmas Day) and one day to be used at your choice (the “Floating Holiday).

5. Stock Incentive. A recommendation will be submitted to the board of directors of the Company to grant you options to acquire 92,310 shares of common stock with a strike price equal to the fair market value of the Company’s common stock on the day of the grant. 92,310 shares is intended to equal 4% of the total outstanding shares and options after the anticipated investment in the Company by Adverplex and the issuance of options to two other employees. It equals 8.4% of the current outstanding shares of the Company. The stock options will be subject to the terms of the AdHarmonics 2008 Stock Incentive Plan and a stock option grant document. Vesting will occur over a four-year period with a one-year cliff (25% vested after 12 months with 2.083% vesting at the end of each month thereafter). In addition, upon a change of control of the Company, if your vested option total does not equal one half of your total options under this grant, the difference between one-half of your total options and your total vested options shall immediately vest. The number of 92,310 options is subject to adjustment up or down (to 4% of total outstanding stock and options, including your options) should Adverplex’s equity holding after its investment be different than anticipated.

6. Expenses: The Company will reimburse you for reasonable travel and other business expenses that you may incur in the performance of your duties, subject to the Company’s policies.

7. At Will Employment. While I look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.

8. Acceptance. If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. Before joining the Company you will be required to sign the Company’s standard agreement regarding inventions, confidentiality and non-competition. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Sincerely,

/s/ David Blundin
David Blundin
Chairman of the Board of Directors

I have read and understood the above information and the Company’s offer of employment as outlined above and hereby acknowledge, accept and agree to the terms as set forth above. I will begin employment on August 27, 2010. I confirm that, to the best of my knowledge and belief, there is no contractual obligation to any previous employer which would prevent me from giving my full efforts to the Company (other than and to the extent set forth herein) or prevent the Company from benefiting from and retaining exclusive rights to any ideas or products which I may develop during my employment by the Company. I also acknowledge that my employment relationship with the Company is considered to be employment-at-will and may be terminated by either the Company or me, with or without cause or notice.

By:	/s/ Seth Birnbaum
Seth Birnbaum

Date: 08/27/2010

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